Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Houston, Texas (Monday, June 11, 2018) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced the election of Tracy E. Ohmart as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective June 18, 2018. Mr. Ohmart will replace Sharon C. Davis in her roles as interim Chief Financial Officer and Treasurer of the Company. Ms. Davis will continue in her positions as Executive Vice President, Chief Operating Officer and Chief Accounting Officer of the Company.

Mr. Ohmart has spent his career in accounting and management in the upstream and midstream segments of the energy industry, most recently with Horn Solutions, Inc., and prior to that as Vice President and Chief Financial Officer of United Bulk Terminals USA, Inc., a privately-held subsidiary of Marquard & Bahls AG, from 2012 to 2016.  He was Assistant Controller for Southwestern Energy Company from 2010 to 2012, and from 1989 to 2009 he held various accounting, finance, management and special projects positions with increasing responsibilities with EPCO, Inc., TEPPCO Partners, L.P. and ARCO Pipe Line Company. Mr. Ohmart holds a Bachelor of Science in Accounting and Business Administration from the University of Kansas.  He is a Certified Public Accountant.

Townes G. Pressler, the Company’s Executive Chairman, said, “Tracy is a great fit for us, and we look forward to his joining our team and bringing his broad experience, management and financial and accounting skills in furthering the growth of Adams Resources.”

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation. For more information, visit www.adamsresources.com.

Contact: Sharon C. Davis
EVP, Interim Chief Financial Officer
sharond@adamsresources.com
(713) 881-3674